COMMUNITY BANK SHARES OF INDIANA, INC.

EXHIBIT 11.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

See Note 5 "Supplemental Disclosure for Earnings Per Share" in the notes to Consolidated Financial Statements in Part I, Item 1 of this report for such calculations.

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